As Filed with the Securities and Exchange Commission on April 29, 2021

Registration No. 333-51922
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
    Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-51922
Form S-8
Registration Statement Under The Securities Act of 1933
Kimberly-Clark Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	39-0394230
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification Number)

P.O. Box 619100	75261-9100
Dallas, Texas	(Zip Code)
(Address of Principal Executive Offices)

Kimberly-Clark Corporation 2011 Outside Directors’ Compensation Plan (formerly known as the Kimberly-Clark Corporation Outside Directors' Stock Option Plan)
Kimberly-Clark Corporation 2021 Outside Directors’ Compensation Plan
(Full Title of the Plans)

Grant B. McGee
Senior Deputy General Counsel
P.O. Box 619100
Dallas, Texas 75261-9100
(972) 281-1200
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

____________________________________________________________________________________

EXPLANATORY NOTE

On December 15, 2000, Kimberly-Clark Corporation (the “Corporation” or the “Registrant”), filed a registration statement on Form S-8 (File No. 333-51922) with the Securities and Exchange Commission (the “Commission”) to register 1,000,000 shares of the Corporation’s common stock, par value $1.25 per share (the “Common Stock”), to be issued under the Kimberly-Clark Corporation Outside Directors' Stock Option Plan (now known as the Kimberly-Clark Corporation 2011 Outside Directors' Compensation Plan) (the “Prior Plan”).

On April 29, 2021 (the “Approval Date”), the Corporation’s stockholders approved the Kimberly-Clark Corporation 2021 Outside Directors’ Compensation Plan (the “2021 Plan”). Pursuant to the terms of the 2021 Plan, the total number of shares of Common Stock that may be issued under the 2021 Plan is the number of shares which as of the Approval Date were previously authorized but not awarded under the Prior Plan not to exceed 200,000 shares, plus any shares corresponding to awards under the Prior Plan or the 2021 Plan that are forfeited, terminated or converted without being settled in Common Stock after the Approval Date. Outstanding awards granted under the Prior Plan will continue to be governed by the terms of the Prior Plan, but no new awards will be granted under the Prior Plan.

The 200,000 shares that may be issued under the 2021 Plan (the “Continuing Unissued Shares”) represents a reduction of the approximately 449,499 remaining unissued shares under the Prior Plan as of immediately before the Approval Date. At such date, approximately 214,944 shares of Common Stock were subject to outstanding awards under the Prior Plan (collectively with the Continuing Unissued Shares, the “Prior Plan Shares”). Pursuant to Item 512(a)(1)(iii) of Regulation S-K and the Commission’s Compliance and Disclosure Interpretation 126.43, this Post-Effective Amendment (the “Post-Effective Amendment”) to Registration Statement No. 333-51922 (the “Prior Registration Statement”) is filed to reflect that, as of the Approval Date, the Prior Plan Shares may be issued under the 2021 Plan and to file as an exhibit hereto a copy of the 2021 Plan and a new opinion as to the legality of the shares of Common Stock that were previously issuable pursuant to the Prior Plan. All other items of the Prior Registration Statement are incorporated herein by reference without change. No additional securities are being registered by this Post-Effective Amendment.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The following documents previously filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference:
1.Annual report on Form 10-K for the year ended December 31, 2020 (the “2020 Annual Report”);
2.Our quarterly report on Form 10-Q for the quarter ended March 31, 2021;
3.Current reports on Form 8-K filed on April 14, 2021 and April 29, 2021, (in each case, except for any information contained therein which is furnished rather than filed).
4.The information in our definitive proxy statement filed on March 8, 2021 that is incorporated by reference in the 2020 Annual Report; and
5.Description of the Registrant’s Common Stock contained in Exhibit (4)e to the Annual Report on Form 10-K for the year ended December 31, 2019.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

The opinion of counsel as to the legality of the shares of Common Stock registered hereunder (constituting Exhibit 5) has been rendered by Grant B. McGee, Registrant’s Senior Deputy General Counsel. Mr. McGee is not eligible to participate in the Prior Plan or the 2021 Plan. Mr. McGee beneficially owns or has options to acquire an aggregate of less than one percent of Registrant’s outstanding shares of Common Stock. These shares and options include awards under Registrant’s other employee benefit plans, subject to forfeiture under certain circumstances.

Item 6. Indemnification of Directors and Officers.

The Registrant’s By-laws (the “By-Laws”) provide, among other things, that the Registrant shall (i) indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is a party or witness, or is threatened to be made a party or witness, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans), against all liability, loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, and (ii) indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is a party or witness, or is threatened to be made a party or witness, or is otherwise involved in, any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans) against all liability, loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery or the court in which such action, suit or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Notwithstanding the foregoing, the Registrant is not required to indemnify any director or officer of the Registrant in connection with an action, suit or proceeding (or part thereof) initiated by such director or officer against the Registrant or any directors, officers or employees thereof unless (i) the initiation of such proceeding (or portion thereof) was authorized by the Board of Directors of the Registrant or (ii) notwithstanding the lack of such authorization, the person seeking indemnification is successful on the merits.

The By-Laws further provide that (i) expenses (including attorneys’ fees) incurred by any current or former officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Registrant, to the fullest extent permitted by applicable law, in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Registrant and (ii) the indemnification and advancement of expenses provided therein shall not be deemed exclusive of any other rights to which those seeking indemnification shall be entitled, or may thereafter acquire under any statute, provision of the Registrant’s Certificate of Incorporation, the By-Laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.
     The By-Laws further provide that any repeal or modification of the indemnification provisions of the By-Laws will not adversely affect any right or protection thereunder of a director or officer of the Registrant in respect of any action, suit or proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of or relating to any acts or omissions occurring prior to such repeal or modification, and the rights to indemnification and advancement of expenses pursuant to the indemnification provisions of the By-Laws will vest at the time any such person becomes a director or officer of the Registrant.

Section 145 of the General Corporation Law of the State of Delaware authorizes indemnification by the Registrant of directors and officers under the circumstances provided in the provisions of the By-Laws described above, and requires such indemnification for expenses actually and reasonably incurred to the extent a director or officer is successful in the defense of any action, or any claim, issue or matter therein.

The Registrant has purchased insurance which purports to insure the Registrant against certain costs of indemnification which may be incurred by it pursuant to the By-Laws and to insure the officers and directors of the Registrant, and of its subsidiary companies, against certain liabilities incurred by them in the discharge of their functions as such officers and directors except for liabilities resulting from their own malfeasance.

Item 8. Exhibits.

Exhibit No. 4.1	Restated Certificate of Incorporation, dated April 29, 2021, incorporated by reference to Exhibit No. (3)a of the Corporation’s Current Report on Form 8-K dated April 29, 2021.
Exhibit No. 4.2	By-Laws, as amended April 29, 2021, incorporated by reference to Exhibit No. (3)b of the Corporation’s Current Report on Form 8-K dated April 29, 2021.
Exhibit No. 5.1*	Opinion of Grant B. McGee.
Exhibit No. 5.2
Opinion of O. George Everback as to the legality of the securities registered with respect to the Prior Plan (incorporated herein by reference to Exhibit 5 to the Corporation's Registration Statement on Form S-8 filed on December 15, 2000 (File No. 333-51922)).

Exhibit No. 23.1*	Consent of Deloitte & Touche LLP.
Exhibit No. 23.2*	Consent of Grant B. McGee is contained in his opinion filed as Exhibit No 5.1.
Exhibit No. 23.3	Consent of O. George Everbach with respect to the Prior Plan is contained in his opinion filed as Exhibit No 5.2.
Exhibit No. 24*	Powers of Attorney.
Exhibit No. 99.1
Kimberly-Clark Corporation 2011 Outside Directors Compensation Plan, as amended and restated, effective April 21, 2011, incorporated by reference to Exhibit No. 10.1 of the Corporation's Current Report on Form 8-K filed on April 26, 2011.

Exhibit No. 99.2	Kimberly-Clark Corporation 2021 Outside Directors’ Compensation Plan, incorporated by reference to Exhibit No. (10)k of the Corporation’s Current Report on Form 8-K dated April 29, 2021.

* Filed herewith.

Item 9. Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on April 29, 2021.

KIMBERLY-CLARK CORPORATION

By:	/s/ Michael D. Hsu
Michael D. Hsu
Chief Executive Office

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Prior Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Michael D. Hsu
Michael D. Hsu Chief Executive Officer and Director (principal executive officer)	April 29, 2021

/s/ Maria Henry
Maria Henry Senior Vice President and Chief Financial Officer (principal financial officer)	April 29, 2021

/s/ Andres Drexler
Andrew Drexler Vice President and Controller (principal accounting officer)	April 29, 2021

Directors
John W. Culver	Christa S. Quarles
Robert W. Decherd	Ian C. Read
Mae C. Jemison	Dunia A. Shive
S. Todd Maclin	Mark T. Smucker
Sherilyn S. McCoy	Michael D. White

By:	/s/ Grant B. McGee	April 29, 2021
Grant B. McGee Attorney-in-Fact